Exhibit 10.36

TALEND, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made between Talend, Inc. (the “Company”) and [      ] (the “Executive”), effective on the date of the last signature below (the “Effective Date”).

The Agreement provides certain protections to the Executive in connection with the involuntary termination of the Executive’s employment under the circumstances described in the Agreement.

The Company and the Executive agree as follows:

1.                                      Term of Agreement.  This Agreement will have an initial term of three years commencing on the Effective Date (the “Initial Term”).  On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one year terms (each, an “Additional Term”) unless either party provides the other party with written notice of nonrenewal at least six months prior to the date of automatic renewal.  For the avoidance of doubt, neither the lapse of this Agreement by its terms nor non-renewal of this Agreement will by itself constitute termination of employment or grounds for resignation for Good Reason.  Notwithstanding the foregoing, if a Change of Control occurs (a) when there are fewer than 12 months remaining during the Initial Term or (b) during an Additional Term, the term of this Agreement will extend automatically through the date that is 12 months following the date of the Change of Control.  Further, notwithstanding the foregoing, if during the term of this Agreement, an initial occurrence of an act or omission by the company constituting the grounds for “Good Reason” in accordance with Section 7(k) has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as such term is used in Section 7(k)) with respect to such Initial Grounds could occur following the expiration of the term, the Initial Term or the Additional Term then in effect, as applicable, the term of this Agreement will extend automatically through the date that is 30 days following the expiration of the Cure Period, but such extension of the term will only apply with respect to the Initial Grounds.  Notwithstanding anything herein to the contrary, if the Executive becomes entitled to the benefits under Section 3 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.                                      At-Will Employment.  The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law, except if otherwise specifically provided under the employment letter between the Company Group member employing the Executive (the “Employer”) and the Executive dated [       ], as amended on [      ], and may hereinafter be amended (the “Employment Agreement”).

3.                                      Severance Benefits.

(a)                                 COC Qualified Termination.  On a COC Qualified Termination, the Executive will be eligible to receive the following payment and benefits from the Company, subject to Section 5 of this Agreement:

(i)                                     Salary Severance.  A lump-sum payment equal to [Tuchen/Laurent: 100%; Other Executives: 50%] of the Executive’s Base Salary.

(ii)                                  COBRA.  If the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, the Company will reimburse the Executive for the premiums necessary to continue group health insurance benefits under COBRA for the Executive and the Executive’s eligible dependents until the earliest of (A) the date that is 12 months following the date of the Executive’s termination of employment, (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive or the Executive’s eligible dependents, as applicable, ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Reimbursements”).  However, if the Company determines in its sole discretion that it cannot pay the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of the Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by 12, which payment will be made regardless of whether the Executive elects COBRA continuation coverage and will commence on the month following the Executive’s termination of employment.  For the avoidance of doubt, the taxable payment in lieu of COBRA Reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payment contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive such payment or any further reimbursements for COBRA Reimbursements.

(iii)                               Equity Vesting.  100% of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision).  In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels.

(b)                                 Non-COC Qualified Termination.  On a Non-COC Qualified Termination, the Executive will be eligible to receive the following payment and benefits from the Company, subject to Section 5 of this Agreement:

(i)                                     Salary Severance.  A lump-sum payment equal to [Tuchen/Laurent: 100%; Other Executives: 50%] of the Executive’s Base Salary.

(ii)                                  COBRA.  If the Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, the Company will provide COBRA Reimbursements until the earliest of (A) the date that is [Tuchen: 12 months; Other Executives: 6 months] following the date of the Executive’s termination of employment, (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive or the Executive’s eligible dependents, as applicable, ceases to be eligible for coverage under COBRA.  However, if the Company determines in its sole discretion that it cannot pay the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of the Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by [Tuchen: 12; Other Executives: 6], which payment will be made regardless of whether the Executive elects COBRA continuation coverage and will commence on the month following the Executive’s termination of service.  For the avoidance of doubt, the taxable payment in lieu of COBRA Reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payment contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive such payment or any further reimbursements for COBRA Reimbursements.

(c)                                  Termination other than a Qualified Termination.  Except as required by applicable law, if the Executive’s employment with the Employer terminates other than by reason of a Qualified Termination, then the Executive will be entitled to receive severance and any other benefits only as may then be established under then-existing written severance and benefits plans and practices of the Company or pursuant to other written agreements with the Company, subject to the provisions of Section (d) below.

(d)                                 Non-Duplication of Payment or Benefits.  If (i) the Executive’s Qualified Termination occurs prior to a Change of Control that qualifies the Executive for severance payments and benefits under Section 3(b) and (ii) a Change of Control occurs within the three-month period following the Executive’s Qualified Termination that qualifies the Executive for severance payments and benefits under Section 3(a), then (A) the Executive will cease receiving any further payments or benefits under Section 3(b) and (B) the Executive will receive the payments and benefits under Section 3(a) instead but each of the payments and benefits otherwise payable under Section 3(a) will be offset by the corresponding payments or benefits the Executive already received under Section 3(b).

(e)                                  Death of the Executive.  If the Executive dies before all payments or benefits the Executive is entitled to receive under the Agreement have been paid, such unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.

(f)                                   Transfer between the Company Group.  For purposes of the Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, such transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.

(g)                                  Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of the Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Agreement.

4.                                      Accrued Compensation.  On any termination of the Executive’s employment with the Company, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.

5.                                      Conditions to Receipt of Severance.

(a)                                 Separation Agreement and Release of Claims.  The Executive’s receipt of any severance payments or benefits under Section 3(a) or (b) is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s termination of employment (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.  In no event will severance payments or benefits under Section 3 be paid or provided until the Release actually becomes effective and irrevocable. None of the severance payments and benefits payable upon such Executive’s Qualified Termination under Section 3 will be paid or otherwise provided prior to the 55th day following the Executive’s Qualified Termination. Except to the extent that payments are delayed under Section 5(b), on the first regular payroll pay day following the 55th day following the Executive’s Qualified Termination, the Company will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 3 on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

(b)                                 Section 409A.  The Company intends that all payments and benefits provided under the Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in accordance with this intent.  No Deferred Payments will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A.  If, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which means that the Executive will receive payment on the date that is six months and one day following the Executive’s separation from service, or, if earlier, the Executive’s death (such date, the “Delayed Payment Date”).  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  The Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.  Each payment, installment, and benefit payable under the Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).  In no event will any member of the Company Group be obligated to reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.

6.                                      Limitation on Payments.

(a)                                 Reduction of Severance Benefits.  If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount.  If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata.  In no event shall the Executive have any discretion with respect to the ordering of payment reductions.  The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Agreement, and the Executive will not be reimbursed by any member of the Company Group for any such payments.

(b)                                 Determination of Excise Tax Liability.  The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments.  The Company will request that such firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Executive at that time.  For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code.  The Company and the Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments.  The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.  Any such determination by the firm will be binding upon the Company and the Executive, and the Company will have no liability to the Executive for the determinations of the firm.

7.                                      Definitions.  The following terms referred to in the Agreement will have the following meanings:

(a)                                 “Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to such reduction) or, if such amount is greater, at the level in effect immediately prior to the Change of Control.

(b)                                 “Board” means the board of directors of Parent.

(c)                                  “Cause” means the occurrence of any of the following: (i) an act of dishonesty made by the Executive in connection with the Executive’s responsibilities as an employee, (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) the Executive’s violation of any federal, state, or securities law or regulation in a manner detrimental to the business of any member of the Company Group or of any federal, state, or securities law or regulation applicable to the business of any member of the Company Group, (iv) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company Group or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company Group, (v) the Executive’s willful and gross misconduct that is or could be materially injurious to any member of the Company Group, (vi) a material breach of any confidentiality agreement or invention assignment agreement between Executive and any member of the Company Group, or (vii) the Executive’s continued failure to perform the Executive’s employment duties (other than a failure resulting from the Executive’s “Disability”) after the Executive has received a written demand of performance from the Employer which specifically sets forth the factual basis for the Employer’s belief that the Executive has not substantially performed the Executive’s duties and has failed to cure such non-performance to the Employer’s satisfaction within 10 business days after receiving such notice.

(d)                                 “Change of Control” means the occurrence of any of the following events:

(i)                                     Change in Ownership of Parent.  A change in the ownership of Parent which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Parent that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of Parent; provided, that for this subsection (i), the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of Parent will not be considered a Change of Control. Further, if the stockholders of Parent immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of Parent’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of Parent, such event shall not be considered a Change of Control under this subsection (i).  For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Parent, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)                                  Change in Effective Control of Parent.  If Parent has a class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended, a change in the effective control of Parent which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of Parent, the acquisition of additional control of Parent by the same Person will not be considered a Change of Control; or

(iii)                               Change in Ownership of a Substantial Portion of Parent.  A change in the ownership of a substantial portion of Parent’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Parent that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (iii), the following will not constitute a change in the ownership of a substantial portion of Parent’s assets: (A) a transfer to an entity that is controlled by Parent’s stockholders immediately after the transfer, or (B) a transfer of assets by Parent to: (1) a stockholder of Parent (immediately before the asset transfer) in exchange for or with respect to Parent’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Parent, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the then-outstanding stock of Parent, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Parent.

For this definition, gross fair market value means the value of the assets of Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A transaction will not be a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the domicile of Parent’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Parent’s securities immediately before such transaction.

(e)                                  “Change of Control Period” means the period beginning three months prior to and ending 12 months following the Change of Control.

(f)                                   “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended. Any reference to specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h)                                 “Company Group” means the Company, Parent, and their subsidiaries.

(i)                                     “Deferred Payments” means any severance pay or benefits to be paid or provided to the Executive (or the Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to the Executive (or the Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(j)                                    “Disability” means the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company Group member that is employing the Executive.

(k)                                 “Good Reason” means the Executive’s resignation within 30 days following the expiration of any Cure Period (discussed below) following the occurrence of one or more of the following, without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, position or responsibilities, or the removal of the Executive from such position and responsibilities, either of which results in a material diminution of the Executive’s authority, duties or responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) a material reduction in the Executive’s Base Salary (except where there is a reduction applicable to the management team generally); provided, however, that a reduction in the Executive’s base salary of 10% or less in any one year will not be deemed a material reduction; (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from the Executive’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company Group an express written and unconditional assumption of the Company’s obligations to the Executive under the Agreement and the Employment Agreement.  The Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date the Company receives such notice (the “Cure Period”) during which such condition must not have been cured.

(l)                                     “Parent” means Talend, S.A., a corporation organized under the laws of the Republic of France and any successor thereto.

(m)                             “Qualified Termination” means a termination of the Executive’s employment (i) during the Change of Control Period either (A) by the Employer without Cause (and not by reason of the Executive’s death or Disability) or (B) by the Executive for Good Reason (a “COC Qualified Termination”) or (ii) outside of the Change of Control Period by the Employer without Cause (and not by reason of the Executive’s death or Disability)) or [Tuchen only: or if the Executive resigns from such employment for Good Reason] (a “Non-COC Qualified Termination”).

(n)                                 “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

8.                                      Successors.

(a)                                 The Company’s Successors.  Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company Group’s business and/or assets must assume the obligations under the Agreement and agree expressly to perform the obligations under the Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under the Agreement, the terms “Company,” “Company Group,” and “Employer” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of the Agreement by operation of law.

(b)                                 The Executive’s Successors.  The terms of the Agreement and all rights of the Executive under the Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

9.                                      Notice.

(a)                                 General.  All notices and other communications required or permitted under the Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed facsimile transmission, (iii) one business day after deposit with a recognized overnight courier or (iv) three business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

Talend, Inc.

800 Bridge Parkway

Redwood City, CA 94065

Attention: Chief Executive Officer

Phone: (650) 593-3200

(b)                                 Notice of Termination.  Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for

Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of the Agreement.  Such notice will indicate the specific termination provision in the Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of such notice or (ii) the end of any applicable cure period).  The failure by the Executive to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any right of the Executive under the Agreement or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights under the Agreement.

10.                               Resignation.  The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect such resignation.

11.                               Arbitration.

(a)                                 Generally.  In consideration of the Executive’s employment with the Company, the Company’s entering into this Agreement with the Executive, and the Company’s promise to arbitrate all employment-related disputes, and the Executive’s receipt of compensation, pay raises, and other benefits paid to the Executive by the Company, at present and in the future, the Company and the Executive each agree that any and all disputes, controversies, or claims with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from this Agreement, the Executive’s employment with the Company, the Executive’s service as an officer or director of the Company, the Executive’s compensation and benefits, or the termination of the Executive’s employment or relationship with the Company, including any breach of this Agreement or the Employment Agreement, will be subject to binding arbitration under the Federal Arbitration Act and pursuant to the arbitration provisions set forth in California Code of Civil Procedure Sections 1280 through 1294.2 (the “CCP Act”), and pursuant to California law and shall be brought in the Executive’s individual capacity, and not as a plaintiff, representative, or class member in any purported class, collective, or representative proceeding. Notwithstanding the foregoing, the Executive understands that the Executive may bring a proceeding as a Private Attorney General, as permitted by law. For the avoidance of doubt, the Federal Arbitration Act governs this Agreement and shall continue to apply with full force and effect, notwithstanding the application of procedural rules set forth in the CCP Act and California Law.  Disputes that the Company and the Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any common law and/or statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims relating to employment status, classification, and relationship with the Company, and claims of harassment, discrimination, and wrongful termination, and breach of contract, except as prohibited by law.  The Company and the Executive also agree to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability, or validity of this agreement to arbitrate or any portion hereof or the class, collective, and representative proceeding waiver herein. The Company and the Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with the Executive. The Executive understands that nothing in this Agreement constitutes a waiver of any rights under section 7 of the National Labor Relations Act.

(b)                                 Procedure.  The Company and the Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources.  The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, applying the standards set forth under the California Code of Civil Procedure.  The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, where provided by applicable law.  The Parties agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that the Executive will pay any administrative or hearing fees charged by the arbitrator or JAMS, except that the Executive will pay any filing fees associated with any arbitration that the Executive initiates, but only so much of the filing fees as the Executive would have instead paid had the Executive filed a complaint in a court of law.  The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law will take precedence.  The decision of the Arbitrator will be in writing.  Any arbitration under this Agreement will be conducted in San Mateo County, California.

(c)                                  Remedy.  Except as provided by the CCP Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between the Executive and the Company.  Accordingly, except as provided for by the CCP Act and this Agreement, neither the Executive nor the Company will be permitted to pursue or participate in a court action regarding claims that are subject to arbitration.

(d)                                 Administrative Relief.  The Executive understands that this Agreement does not prohibit the Executive from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim, except as permitted by law.

12.                               Acknowledgements.  The Company and the Executive acknowledge and agree that they are executing this Agreement voluntarily and without any duress or undue influence by anyone.  The Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that the Executive is waiving the Executive’s right to a jury trial.  Finally, the Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.

13.                               Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  The Executive will not be required to mitigate the amount of any payment contemplated by the Agreement, nor will any such payment be reduced by any earnings that the Executive may receive from any other source.

(b)                                 Waiver; Amendment.  No provision of the Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive.  No waiver by either party of any breach of, or of compliance with, any condition or provision of the Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Headings.  All captions and section headings used in the Agreement are for convenient reference only and do not form a part of the Agreement.

(d)                                 Entire Agreement.  The Agreement, together with the terms of the Employment Agreement (except as expressly superseded by this Agreement), constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.  For the avoidance of doubt, this Agreement supersedes the Employment Agreement in its entirety with respect to the severance or change of control benefits provided thereunder.

(e)                                  Choice of Law.  This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.

(f)                                   Severability.  The invalidity or unenforceability of any provision or provisions of the Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)                                  Withholding.  All payments and benefits under the Agreement will be paid less applicable withholding taxes.  The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld from such payments or benefits and make any other required payroll deductions.  No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under the Agreement.

(h)                                 Counterparts.  The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of the Agreement, in the case of the Company by its duly authorized officer.

COMPANY	TALEND, INC.

By:

Title:

Date:

EXECUTIVE
[NAME]

Date:

[Signature page to Change of Control and Severance Agreement]